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                                                                    Exhibit 15.1

Board of Trustees and Shareholders
Archstone Communities Trust

Gentlemen:

Re: Registration Statements Nos. 333-31031, 333-31033, 333-31405, 333-42283,
333-43723, 333-24035, 333-44639, 333-51139, 333-60815, 333-60817 and 333-60847.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 30, 1998, except as to
Note 9 which is as of November 10, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG Peat Marwick LLP

Chicago, Illinois
November 16, 1998

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